EXHIBIT 10.43

PROMISSORY NOTE

$409,379.18

Broward County, Florida

December 31, 2010

FOR VALUE RECEIVED, the undersigned, (hereinafter referred to as the (“Maker”) promises to pay to the order of Cornelis Wit, his successors or assigns, (hereinafter referred to as “Payee”), the principal sum of FOUR HUNDRED AND NINE THOUSAND THREE HUNDRED SEVENTY NINE DOLLARS AND 18 CENTS ($409,379,18), together with interest on the principal balance from time to time outstanding, at the rate of twelve percent (12.00%) per annum; principal and interest shall be payable as follows: the balance of the principal sum, together with accrued interest, shall be paid no later than April 1, 2012.

This Promissory Note hereby includes the following amounts:

i.	accrued and unpaid interest in the amount of $74,194.52 relating to Convertible Debentures issued in August 2008;

ii.	accrued and unpaid interest in the amount of $98,116.93 relating to Convertible Debentures issued in December 2008;

iii.	accrued and unpaid interest in the amount of $55,331.51 relating to Convertible Debentures issued in September 2009;

iv.	accrued and unpaid interest in the amount of $72,433.97 relating to Convertible Debentures issued in December 2009;

v.	accrued and unpaid interest in the amount of $22,635.62 relating to a promissory note issued on April 13, 2010;

vi.	accrued and unpaid interest in the amount of $5,784.66 relating to a promissory note issued on June 29, 2010;

vii.	accrued and unpaid interest in the amount of $61,070.14 relating to a promissory notes issued during the third quarter of fiscal 2010;

viii.	accrued and unpaid interest in the amount of $19,456.77 relating to a promissory note issued during the fourth quarter of fiscal 2010;

ix.	accrued and unpaid interest in the amount of $355.07 relating to miscellaneous amounts.

In the event that the Maker defaults in the payment of any payment of the principal sum or interest owing hereunder when and as the same shall become due and payable and such default shall continue for a period of 15 days, then this Promissory Note shall be in default and the entire principal sum and all accrued interest shall become due and payable at once without notice and demand at the option of the Payee. While in default, amounts outstanding under this Promissory Note shall bear interest at the rate of twelve percent (12%) per annum.

This Promissory Note may be prepaid in whole or in part at any time without penalty or premium. All payments made shall first be applied to accrued and unpaid interest and then to principal. Any prepayment shall require payment of all accrued interest thereon.

In the event of an action to enforce this Promissory Note is commenced in a court of competent jurisdiction or in the event recourse to any court shall be deemed necessary by Payee or Payee deems it necessary to employ legal counsel in order to collect or enforce the terms and provisions hereof for any reason, including but not limited to the filing of a proof(s) of claim or any other proceedings under the Acts of Congress relating to Bankruptcy Proceedings or in any other type of receivership or insolvency proceedings, Payee shall be entitled to reasonable attorney’s fees (through and including any appellate proceedings) and all costs and expenses incurred by Payee in collecting or enforcing payment hereof.

The Maker and any endorsers, sureties, guarantors, and all others who are, or may become liable for the payment hereof, (a) severally waive presentment for payment, demand, notice of protest of this Promissory Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Promissory Note, (b) expressly consent to all extensions of time, renewals, postponements of time of payment of this Promissory Note or other modifications hereof from time to time prior to or after the day they became due without notice, consent or consideration to any of the foregoing, (c) expressly agree to the addition or release of any party or person primarily or secondarily liable hereon, (d) expressly agree that the Payee shall not be required first to institute any suit, or to exhaust its remedies against the undersigned or any other person or party to become liable hereunder in order to enforce the payment of this Promissory Note, and (e) expressly agree that, notwithstanding the occurrence of any of the foregoing (except the express written release by the Payee of any such person), the Maker shall be and remain, directly and primarily liable for all sums due under this Promissory Note.

Notwithstanding any other provisions of this Promissory Note or any other instrument executed in connection with the loan evidenced here by, it is expressly agreed that the amounts payable under this Promissory Note or under the other aforesaid instruments for the payment of interest or any other payment in the nature of or which would be considered as interest or other charge for the use or loan of money shall not exceed the highest rate allowed by the laws of the State of Florida, from time to time, and in the event the provisions of this Promissory Note or of such other instrument referred to above in this paragraph with respect to the payment of interest or other payments in the nature of or which would be considered as interest or other charge for the use or loan of money shall result in exceeding such limitation, then the excess over such limitation shall not be payable and the amount otherwise agreed to have been paid shall be reduced by the excess so that such limitation will not be exceeded. If any payment is actually made which shall result in such limitation being exceeded, the amount of the excess shall constitute and be treated as a payment on the principal hereof and shall operate to reduce such principal by the amount of such excess, or if in excess of the principal indebtedness, such excess shall be refunded.

This Promissory Note shall be construed in accordance with the laws of the State of Florida.

MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREUNDER, OR ARISING OUT OF, OR IN CONNECTION WITH THIS PROMISSORY NOTE OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF EITHER THE MAKER OR LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE TO EXTEND THE CREDIT EVIDENCED BY THIS NOTE.

MAKER:

OMNICOMM SYSTEMS, INC.

/s/ Ronald T. Linares

Ronald T. Linares

Chief Financial Officer